Exhibit 10.1

WEX INC.
2015 SECTION 162(m) PERFORMANCE INCENTIVE PLAN

I.	Purpose

The purpose of the 2015 Section 162(m) Performance Incentive Plan (the “Section 162(m) Plan”) is to motivate and retain senior executives of WEX Inc. (the “Company”) to achieve targeted levels of corporate, financial and strategic performance. The terms of the Section 162(m) Plan set forth herein shall, if approved by the stockholders of the Company, apply to awards for or during fiscal year 2015 and later fiscal periods. The Section 162(m) Plan provides for an incentive pool based on the Company’s Adjusted Net Income (as defined below) pursuant to Section III hereof.

II.    Eligibility and Participation
Participants in the Section 162(m) Plan for any performance period shall include the Chief Executive Officer of the Company and such other key executives or class of executives as may be designated as participants for such period by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

III.    Incentive Pool
A. Performance Metric. For each performance period, there shall be an incentive pool equal to 6% of the Company’s Adjusted Net Income for the applicable performance period. Adjusted Net Income means: the net earnings attributable to WEX Inc. as determined in accordance with Generally Accepted Accounting Principles and as set forth in the Company's financial statements filed with the Securities and Exchange Commission for the applicable performance period, adjusted for the impairment of goodwill and intangible assets, fair value changes of derivative instruments, the amortization of purchased intangibles, the expense associated with stock-based compensation, acquisition related expenses, the net impact of tax rate changes on the Company’s deferred tax asset and related changes in the tax-receivable agreement, deferred loan costs associated with the extinguishment of debt, certain non-cash asset impairment charges, gains on the extinguishment of the tax receivable agreement, gain or losses on divestitures and adjustments attributable to non-controlling interests, losses from discontinued operations, budgeted income not realized post-closing date of divestitures, the cumulative effects of changes in Generally Accepted Accounting Principles, the results from non-budgeted acquisitions, any one-time charge, dilution, or severance payment in connection with any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, the impact of foreign exchange rates on PPG adjusted revenue and/or adjusted net income by more than 10% versus budgeted amounts, extraordinary items of loss or expense, any other unusual or nonrecurring items of loss or expense, including restructuring charges, as well as the related tax impacts of the adjustments, and as set forth in the Company's Form 10-K filed with the Securities and Exchange Commission for the applicable performance period.
B. Performance Period. The performance period may be one or more fiscal years, or such other period as determined by the Committee; provided, for the avoidance of doubt, that in no event may performance periods overlap.
C. Allocation of Incentive Pool. The Committee shall allocate the incentive pool among the participants for each performance period. In no event may: (i) the allocation to any particular participant exceed 100% of the total incentive pool for the performance period; (ii) the sum of the incentive pool allocations for all participants exceed 100% of the total incentive pool; and, (iii) the allocation to any particular participant of a payment in excess of four million dollars ($4,000,000) in any given year.
D. Timing. The incentive pool and the allocations among participants must be established by the Committee no later than the earlier of (i) ninety (90) days after the beginning of the performance period for which the incentive pool is created and (ii) the first 25% of the portion of the performance period with respect to which the incentive pool relates; provided, however, that in all cases, the incentive pool and the applicable allocations must be established by such time as may be required in order for the amounts paid under the incentive pool to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) (such required date, the “162(m) Deadline”).
E. Additional Provisions. The Committee may, in its sole discretion, (i) subject the participant’s right to receive his or her allocation of the incentive pool to additional service and/or performance conditions, including, without limitation, performance conditions under the annual short-term incentive plan (the “STIP”) established by the Board of Directors of the Company or the Committee and/or conditions relating to the delivery of equity awards under the Company’s then-effective stock incentive plan (a “Stock Incentive Plan”), and (ii) use negative discretion to reduce or

Exhibit 10.1

eliminate the amount of any incentive pool allocation to a participant. Notwithstanding the foregoing, in no event may the Board or the Committee increase the amount of such payment.

IV.    Payment Terms
Each payment of an amount attributable to a participant’s incentive pool allocation under     this Section 162(m)Plan shall be subject to the following terms:
A. Certification of Incentive Pool and Allocations. Notwithstanding anything to the contrary in any agreement between the Company and a participant, in no event shall any payment be made to any participant in the Section 162(m) Plan unless and until the Committee has certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) the amount of Adjusted Net Income for the applicable performance period and the participant’s allocation of the incentive pool.

B. Method and Timing of Payment. The payment of any amount under the Section 162(m) Plan may be made in cash or in the form of an equity award under the Stock Incentive Plan (subject to the terms of such Stock Incentive Plan), as determined by the Committee in its sole discretion. To the extent the amount payable under the Section 162(m) Plan is paid in cash, such payments shall be made no later than the later of (i) two and a half months after the end of the Company’s tax year in which the payment is no longer subject to a substantial risk of forfeiture and (ii) two and a half months after the end of the participant’s tax year in which the payment is no longer subject to a substantial risk of forfeiture. To the extent the Committee exercises discretion to pay incentive plan allocations in the form of equity awards under a Stock Incentive Plan, such allocations shall be paid in the time and manner consistent with the terms of such Stock Incentive Plan.

C. Employment Requirement. Except as specifically set forth in this Section 162(m) Plan, the STIP, a Stock Incentive Plan or in another agreement between a participant in the Section 162(m) Plan and the Company, a participant must be employed by the Company or one of its subsidiaries on the date on which any amount under the Section 162(m) Plan is paid in order to be eligible to receive such payment.

V.     Administration, No Right To Employment, etc.
A. Administration. The Committee shall have complete discretion to construe and administer the Section 162(m) Plan, to establish an incentive pool, to establish incentive pool allocations among participants, to determine the form in which amounts attributable to incentive pool allocations shall be paid, and otherwise to do all things necessary or appropriate to carry out the Section 162(m) Plan. The Committee is not obligated to establish an incentive pool or to make any allocations to any particular participants under the Section 162(m) Plan. Actions by the Committee under the Section 162(m) Plan shall be conclusive and binding on all persons.

B. No Right to Employment. Nothing in the Section 162(m) Plan shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under the Section 162(m) Plan shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.

C. Amendment; Termination. The Committee may at any time, in its sole discretion, amend or terminate the Section 162(m) Plan.
D. Effective Date; Stockholder Approval. The Section 162(m) Plan is effective on March 31, 2015, provided that any amounts payable under this plan shall be subject to approval of the material terms of the Section 162(m) Plan by the Company’s stockholders in the manner required under Section 162(m) of the Code in order for such amounts to be eligible to qualify as performance-based compensation under Section 162(m) of the Code, to the extent not already so approved.